    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2025, relating to the financial statements of Butterfly Network, Inc., appearing in the Annual Report on Form 10-K of Butterfly Network, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York
October 31, 2025